XFONE, Inc.

 Monitoring Report | October 2009

Author:

Ziv Frankel, Analyst
ziv@midroog.co.il

Contacts:

Sigal Issaschar, Senior Team Leader
i.sigal@midroog.co.il

Avital Bar-Dayan, Senior VP, Head of Corporate and Financial Institutions
bardayan@midroog.co.il

XFONE, Inc.

Bond (Series A)	Baa1	Outlook: Negative

Midroog announces a rating downgrade to the series A bonds of Xfone, Inc. ("Xfone", the "Company") from A3 to Baa1 and is maintaining the negative outlook. In February of this year, Midroog assigned a negative outlook to the bond rating in view of the Company's difficulties to show growth in its core business in the U.S. following a deepening recession in the U.S. that further threatened the Company's operations, particularly in the business sector. Moreover, Xfone also has currency exposure on the CPI-linked bond against the dollar – its main operating currency.

The rating downgrade reflects a continued downtrend in the Company's revenues, an erosion in operating cash flow and coverage ratios, and a significant discrepancy between the level of cash flow and coverage ratios observed at the time of the initial rating and those presently observed. The coverage ratios exhibited by the Company in the last four quarters are inconsistent with the previous rating, taking into account the Company's size and its field of business. (Midroog expects quicker coverage ratios in the communications sector relative to other sectors.)

Midroog is maintaining the negative outlook on the rating due to the Company's relatively low liquidity, weak free cash flow and lack of a substantial volume of unused credit facilities. The rating may be downgraded if the Company does not demonstrate a substantial improvement in its operating cash flow, coverage ratios and level of liquidity.

Bonds series rated by Midroog:
Series	Stock No.	Issue Date	Fixed interest	Linkage	Book Balance as of June 30, 2009 (NIS 000's)*	Bond Repayment Years
A	1112721	Dec. 2007	8.00%	CPI	91,584	2008-2015
The book balance of $23,369,000 as of that date was translated according to the exchange rate of June 30, 2009 of NIS 3.919 = $1.

Main Developments in the Company's Business & Financial Status1

The Levelland Project is progressing, yet slower than anticipated

The Company is focusing its efforts on a U.S. government project for laying a fiber-optic network in the town of Levelland, Texas, USA.  The project's capital expenditures (capex) are financed back-to-back through a 17-year non-recourse dedicated government loan at subsidized interest.    The first stages of laying the infrastructure for the fiber optic network took longer than the Company anticipated. Consequently, the Company only began to connect subscribers in the third quarter of the year and not at the beginning of the year, as planned. Revenues from the project are still not substantial. By the end of 2009, the Company expects to complete a major section of the project. The debt with respect to this project is expected to rise significantly by the end of the year, as the project progresses.

  1 Key business developments since the annual monitoring report of February 2009 was published. Previous reports may be found on Midroog's website: www.midroog.co.il.

Diminished profitability and cash flow from operations

In the first half of 2009, the Company posted revenue growth of about 3% compared to the same period in 2008, which is attributed to full consolidation of NTS's operating results in Q1/2009 as opposed to partial consolidation (starting at the end of February 2008) in the corresponding quarter. In the pro forma statement consolidating NTS's results throughout Q1/2008, the Company showed a 17% drop in revenues. The decline in revenues stems primarily from the decline in the Company's U.S. operations, accounting for about 70% of total revenues, due to a drop in revenues from the wholesale of call minutes and a continued high churn rate of private telephony customers. Business operations in the U.S. are demonstrating low growth rates. At the same time, due to the strengthening of the shekel-dollar and the shekel-pound sterling exchange rates during the half-year period, operations in the UK and Israel fell back by 19% and 12%, respectively. In the original currencies, revenues from activity in the UK were stable, whereas revenues from activity in Israel rose due to the Company's expansion into new fields (ISP and CLEC). It should be noted that the decline in consolidated revenues continues the trend that characterized 2008 (on a pro forma basis, the Company posted negative 10% growth compared to 2007).

Gross and EBIT profitability rose slightly in the U.S. in the first half of 2009 compared to the same period the year before, owing to a decline in wholesale sales characterized by low profitability. EBIT from U.S. activity accounted for about 75% of the total EBIT (discounting a one-time provision due to the operations in Israel). During the period there was a marked improvement in gross and EBIT profitability in the second quarter compared to the first quarter of 2009, primarily due to cuts in selling, marketing and administrative expenses.

Gross profitability of operations in Israel and the UK fell sharply in the first half of 2009 compared to the same period the year before.  This decline is attributed to an increase in traffic prices and a rise in calling card activity, which is relatively low on profitablity.  It should also be noted in this context that during the first half of 2009, the Company made a provision of about $506,000 due to money-losing operations in the prepaid calling card field in Israel. Consequently, the Company stopped marketing the prepaid calling cards.

Xfone (Consolidated): Key Financial Data ($ 000's)
	H1/2009	H1/2008 *	2008 *	2007 Pro Forma
Revenues	42,895	41,646	90,339	111,247
Gross profit	19,831	20,629	43,207	50,760
Selling and marketing expenses	(5,442)	(6,139)	(12,422)	(15,360)
G&A expenditures	(12,281)	(11,415)	(25,720)	(27,548)
Operating Profit	2,084	3,042	5,004	7,804
EBITDA**	4,006	4,789	8,984	11,994
Financing expenses, net	(1,198)	(3,996)	(2,862)	(2,335)
Non-recurring losses	(506)	-	(190)	(2,857)
Net Profit	336	(703)	2,269	3,857
Gross profit %	46.2%	49.5%	47.8%	45.6%
Operating margin %	4.9%	7.3%	5.5%	7.0%
EBITDA %	9.3%	11.5%	9.9%	10.8%
Net Profit %	0.8%	(1.7%)	2.5%	3.5%
FFO**	2,433	2,957	3,468	7,985
Debt-to-CAP**	38.9%	45.1%	39.4%	69.3%
Equity-to-balance sheet total	43.3%	40.4%	42.7%	46.7%
Debt-to-EBITDA** (last 4 quarters)	3.88	N/A	3.58	2.73
Debt-to-FFO** (last 4 quarters)	5.50	N/A	5.45	3.7
Debt-to-EBITDA-Capex** (last 4 quarters)	14.40	N/A	14.25	3.07

* NTS is entered in the pro forma statement for 2007 as if it was acquired on January 1, 2007.
2008 (and first half of 2008) is stated without a pro forma, while the results of NTS are consolidated only from the date of acquisition - the end of February 2008.
** EBITDA and FFO are computed in discounting non-recurring losses; the debt is calculated in discounting a special purpose and subsidized government loan provided to a subsidiary as part of a closed project for the development of the communications infrastructure in Levelland, Texas; capex is calculated in discounting investments in the project financed by a government loan.

Erosion in the cash flow from operations and coverage ratios in the last four quarters

In the four quarters preceding June 30, 2009, the Company posted EBITDA (before one-time expenditures) of about $8.2 million as opposed to EBITDA of about $10 million in 2008 (and about $12 million in 2008 and 2007 in the pro forma statement that assumed that NTS was acquired on January 1, 2007).

Following the decline in cash flow from operations, the Company's coverage ratios also slowed down. Midroog expects the Company to exhibit stronger cash flows from operations to fit the pro forma forecasts shown prior to its merger with NTS.

The total debt as of June 30, 2009 (not counting the dedicated government loan that was provided to a subsidiary as part of a closed project for the development of communications infrastructure in Levelland, Texas) is $31.8 million, of which the bond comprises about 73%. The balance of the government loan as of June 30, 2009 comes to about $4 million, and it is expected to increase during the year. The government loan starts to mature in 2009 and is payable from profits accrued by the project company.

Xfone (Consolidated): Key Balance Sheet Data ($ 000's)
	June 30, 2009	December 31, 2008	Dec. 31, 2007 Pro Forma*	Dec. 31, 2007	Dec. 31, 2006
Balance sheet total	101,410	100,959	101,254	67,049	33,027
Cash and cash equivalents	3,496	3,078	10,563	5,836	1,218
Debt not including government loan**	31,832	32,154	32,784	27,582	4,151
Dedicated government loan	4,068	1,405
Total equity	43,907	43,159	47,311	25,708	19,472
Equity-to-balance sheet total	43.3%	42.7%	46.7%	38.3%	59.0%
* The pro forma statement for 2007 is shown as if NTS was acquired on January 1, 2007. ** Debt and CAP are computed without counting debt to U.S. government.

Liquidity level remains low

The Company does not have a substantial volume of unused credit facilities. During Q3/2009 the Company received outside financing for investments in fixed assets from a foreign financial institution. The Company is contemplating other financing options. In this context, it should be noted that the Company owns an office building in Texas in which it is headquartered. To date, this property is unencumbered.

In Midroog's opinion, the Company's permanent free cash flow (FFO less investments in fixed assets of about $2.5 million, as estimated by the Company) barely covers the bond servicing needs, which points to low liquidity.

The Company hedges against some of the exchange rate effects

As noted in Midroog's previous reports, the Company did not fully hedge against the foreign currency exposure of the CPI-linked bond against activity that is mostly denominated in US dollars. The Company is presently examining short-term hedging needs.

Changes in Management Personnel

Rony Haliva, the CEO of the Company's Israeli subsidiary, resigned from his position in July 2009. The chairman of the board, Mr. Avraham Keinan, is now filling his position. During the month, Mr. Niv Karikov, while continuing to act as the Company's CFO, was appointed as VP of the subsidiary NTS,.

Rating Outlook

Factors likely to upgrade the rating:

•	Proof of capability to demonstrate substantial and continuous growth in the core business while significantly improving profitability
•	Significant improvement in cash flow coverage ratios

Factors liable to downgrade the rating:

•	No improvement in coverage ratios
•	Weakening of the free cash flow and/or reduction in credit facilities from banks against debt servicing needs
•	Deterioration in the Company's business environment that could threaten the volume of activity and long-term profitability

About the Company

Xfone has three main subsidiaries: Xfone 018 (69% owned) operates in Israel in the local and long-distance telephony fields (including prepaid calling cards) and the Internet; Swiftnet operates in the UK (together with fellow subsidiaries) as a provider of telephony services (including prepaid calling cards) and Internet services; and NTS operates in the US (including through subsidiaries and jointly with its fellow subsidiary in Mississippi and Louisiana - Xfone USA) in wholesale of call minutes, ISP and telephony services to the business and private sectors and also in the Fiber-to-the-Premise (FTTP) sector in which the company creates continuous fiber optic infrastructure between various content providers (telephony, Internet and video) and the user, a sector in which the company is operating on a joint project with the U.S. government for fiber-networking entire urban areas.

The Company's headquarters are located in Lubbock, Texas. The Company's ordinary shares are traded on the NYSE Amex exchange in the U.S. as well as on the Tel-Aviv Stock Exchange (TASE) (in a "dual listing"). The bond is traded on TASE only.

The major controlling shareholders are the founding partners, Mr. Guy Nissenson and Mr. Avraham Keinan. Other major shareholders are Richard Scott and the Gagnon Fund.

Rating History

List of Basic Financial Terms:

Interest expenses	Net financing expenses (from Income Statement)
Cash flow interest expenses	Financing expenses from income statement after adjustments for non-cash flow expenditures from statement of cash flows
Operating profit - EBIT	Pre-tax profit + financing + non-recurring expenditures/profits
Operating profit before amortizations - EBITA	EBIT + amortization of intangible assets
Operating profit before depreciation and amortizations - EBITDA	EBIT + depreciation + amortization of intangible assets
Operating profit before depreciation, amortizations and rent/leasing EBITDAR	EBIT + depreciation + amortization of intangible assets + rent + operational leasing
Assets	Company's total balance sheet assets
Financial debt / Debt	Short term debt + current maturities of long-term loans + long-term debt + liabilities on operational leasing
Net financial debt / Net Debt	Debt - cash and cash equivalent – long-term investments
Capital base – Capitalization (CAP)	Debt + total shareholders' equity (including minority interest) + long-term deferred taxes in balance sheet
Capital Expenditures (Capex)	Gross investments in equipment, machinery and intangible assets
Funds from Operations (FFO)*	Cash flow from operations before changes in working capital and before changes in other asset and liabilities items
Cash Flow from Operations (CFO)*	Cash flow from operating activity according to consolidated cash flow statements
Retained Cash Flow (RCF)*	Funds from operations (FFO) less dividend paid to shareholders
Free Cash Flow (FCF) *	Cash flow from operating activity (CFO) - CAPEX - dividends

* Note that in statements prepared according to IFRS standards, payments and receipts of interest, tax and dividend received from investees will be included in the calculation of operating cash flow even if they are not entered in the CFO.

Rating Scale

Investment grade	Aaa	Obligations rated Aaa are those which, according to Midroog's judgment, are of the highest quality and involve minimal credit risk.
	Aa	Obligations rated Aa are those which, according to Midroog’s judgment, are of high quality, and involve very low credit risk.
	A	Obligations rated A are considered by Midroog in the upper-end of the middle rating, and involve low credit risk.
Baa
Obligations rated Baa are those which, according to Midroog's judgment, involve moderate credit risk.  They are considered middle-level rated liabilities and as those that could have speculative characteristics.

Speculative	Ba	Obligations rated Ba include which according to Midroog's judgment have speculative elements and involve significant credit risk.
investment	B	Obligations rated B are those which, Midroog's judgment, are speculative and involve a high degree of credit risk.
	Caa	Obligations rated Caa are those which, according to Midroog's judgment, have weak standing and involve very high credit risk.
	Ca	Obligations rated Ca are very speculative investments and could be in a situation of insolvency or close to insolvency, with some prospect that principal and interest will be repaid.
	C	Obligations rated C are rated in the lowest rating and are generally in a situation of insolvency with remote prospects of repayment of principal and interest.

Midroog uses the variables 1, 2 and 3 in each of the rating categories, from Aa to Caa.  The variable “1” means that the bond is at the upper end of the rating category to which it has been assigned, cited in letters.  The variable “2” means that it is in the middle of the rating category; whereas the variable “3” means that the bond is at the lower end of its rating category, as cited in letters.

Report No: CIX100909000M

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